                                                                    EXHIBIT 99.1


         IDEX REPORTS RECORD FIRST QUARTER ORDERS, SALES AND NET INCOME;
                   BASE BUSINESS SALES GROWTH OF 10 PERCENT;
       13TH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR GROSS MARGIN EXPANSION


NORTHBROOK, IL, APRIL 21, 2005 -- IDEX CORPORATION (NYSE: IEX) today announced record financial results for the three months ended March 31, 2005. Sales were up 17 percent, orders increased 12 percent, and net income rose 34 percent from the first quarter of 2004. Diluted earnings per share were 45 cents versus 35 cents in the year-ago period.


FIRST QUARTER 2005 HIGHLIGHTS

o Orders were a record $266.6 million, 12 percent higher than a year ago; base business orders - excluding acquisitions and foreign currency translation - were up 5 percent.
o Sales of $252.1 million set a new record and rose more than 17 percent; base business sales - excluding acquisitions and foreign currency translation - were up 10 percent.
o Gross margins improved 50 basis points to 40.4 percent of sales, while operating margins at 16.1 percent were 150 basis points higher than a year ago.
o Net income increased 34 percent to $23.6 million, an all-time high. o Diluted EPS at 45 cents were 10 cents ahead of the first quarter of 2004.
o EBITDA of $48.7 million was 19.3 percent of sales and covered interest expense by more than 12 times.
o    Debt-to-total capitalization was 23 percent.
o    Free cash flow was $10.6 million.
o Operational excellence initiatives remain on track, fueling new product innovation to drive growth.


--------------------------------------------------------------------------------
"We are pleased with our results for the first three months of 2005. Our business units continue to execute at a high level in terms of both operational excellence and new product initiatives. During the first quarter, we delivered record orders, sales, and net income, as well as our 13th consecutive quarter of year-over-year gross margin expansion. The quarter also marked our 11th consecutive quarter of year-over-year earnings growth and our 10th consecutive quarter of year-over-year growth in base business sales. We are especially pleased with the company's 10 percent organic revenue growth during the quarter. All three business segments experienced organic sales growth with the strongest performance in Pump Products and Dispensing Equipment. As we move forward, we remain focused on the voice of our customer, while using the powerful combination of continuous process improvement and new product innovation to drive our future performance."

                                         Lawrence D. Kingsley
                                         President and Chief Executive Officer

--------------------------------------------------------------------------------

FIRST QUARTER FINANCIAL HIGHLIGHTS

(In millions, except per share amounts and percentages)

                                                               FOR THE QUARTER ENDED
                                            -----------------------------------------------------------
                                                              March 31                 December 31,
                                             MARCH 31   -----------------------------------------------
                                              2005        2004           Change       2004     Change
                                            -----------------------------------------------------------
Orders Written                              $ 266.6      $ 237.8           12%      $ 238.8       12%
Sales                                         252.1        214.6           17         242.6        4
Operating Income                               40.7         31.3           30          38.3        6
Operating Margin                               16.1%        14.6%         150bp        15.8%      30bp
Net Income                                  $  23.6      $  17.7           34%      $  22.7        4%
Diluted EPS                                     .45          .35           29           .43        5

Other Data
  --Income before Taxes                     $  36.9      $  27.9           33%      $  34.3        8%
  --Depreciation and Amortization               7.9          7.6            3           7.6        3
  --Interest                                    3.9          3.4           13           3.9       --
  --EBITDA                                     48.7         38.9           25          45.8        6
  --Cash Flow from Operating Activities        16.3         19.4          (16)         48.1      (66)
  --Capital Expenditures                        5.7          5.3            7           6.3       (9)
  --Free Cash Flow                             10.6         14.1          (25)         41.8      (75)

ORDERS, SALES, NET INCOME AND EPS UP SEQUENTIALLY AND YEAR-OVER-YEAR

New orders in the quarter totaled a record $266.6 million, 12 percent higher than the same period in 2004 and up 12 percent sequentially. Excluding the impact of foreign currency translation and acquisitions, orders were 5 percent higher than the first quarter of 2004. At March 31, 2005, the company had an unfilled order backlog of just over one month's sales.

Record sales in the first quarter of 2005 of $252.1 million were up more than 17 percent from the prior-year period and up 4 percent sequentially. Compared with last year, base business shipments grew 10 percent, acquisitions accounted for a 6 percent improvement, and foreign currency translation added 1 percent. Base business sales grew 11 percent domestically and 9 percent internationally during the recent quarter. Sales to international customers from base businesses represented approximately 46 percent of total sales for both the 2005 and 2004 first quarters.

First quarter 2005 gross margin of 40.4 percent of sales was 50 basis points higher than last year's first quarter and 80 basis points higher than the fourth quarter of 2004. This improvement reflects volume leverage and savings realized from the company's Six Sigma, Lean Manufacturing and global sourcing initiatives. SG&A expenses as a percent of sales decreased 100 basis points to
24.3 percent from 25.3 percent in the first quarter of 2004. Total SG&A expenses increased due to acquisitions, currency effects, and expenses related to higher volume. First quarter 2005 operating margin of 16.1 percent of sales was 150 basis points higher than the first quarter of 2004 and 30 basis points ahead of the fourth quarter of 2004.

Net income at $23.6 million was a new record and increased 34 percent over the first quarter of 2004 and 4 percent sequentially. Diluted earnings per share of 45 cents improved 10 cents from the first quarter of 2004 and were up 2 cents from the fourth quarter of 2004.

SEGMENT RESULTS

Pump Product sales of $146.3 million rose 21 percent, reflecting 10 percent base business growth, a 1 percent favorable impact from foreign currency translation, and a 10 percent increase due to acquisitions. Operating profit of $24.3 million represented a 110 basis point operating margin improvement compared with the first quarter of 2004.

Dispensing Equipment sales of $51.3 million rose 23 percent, reflecting a 20 percent increase in base business and a 3 percent impact from favorable foreign currency translation. Operating profit of $11.6 million represented a 360 basis point operating margin improvement compared with a year ago.

Sales of Other Engineered Products were $55.6 million, an increase of 6 percent, reflecting 4 percent base business growth and 2 percent favorable foreign currency translation. Operating profit of $11.6 million represented a 50 basis point operating margin improvement compared to the year-ago quarter.

During the quarter, the Pump Products Group contributed 58 percent of sales and 51 percent of operating income; the Dispensing Equipment Group accounted for 20 percent of sales and 25 percent of operating income; and Other Engineered Products represented 22 percent of sales and 24 percent of operating income.

STRONG FINANCIAL POSITION

IDEX ended the first quarter with total assets of $1.2 billion and working capital of $131.8 million. Total debt decreased $7.5 million during the quarter to $217.8 million. Free cash flow (cash flow from operating activities less capital expenditures) for the first three months of 2005 was $10.6 million versus $14.1 million in 2004, reflecting an increase in receivables as a result of higher sales. In the first quarter of 2005, EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $48.7 million (19.3 percent of sales) and covered interest expense by more than 12 times. Debt-to-total capitalization at March 31, 2005, was 23 percent.

PROGRESS CONTINUES ON CORPORATE INITIATIVES

"We continue to use our long-term initiatives to create top- and bottom-line growth," Kingsley said. "Our drive for continuous process improvement is increasing the gross margin. First quarter gross margins of 40.4 percent improved 50 basis points versus the prior year and 80 basis points sequentially. First quarter savings from our operational excellence tools of Lean and Six Sigma totaled $2.5 million. In addition, during the quarter, global sourcing initiatives saved the company $2.8 million, or 25 percent over prior sources."

2005 OUTLOOK

Looking ahead, Kingsley said, "As a short-cycle business, our performance is reliant upon the current pace of incoming orders, and we have limited visibility on future business conditions. As we move forward in 2005, we believe IDEX is well positioned for earnings expansion. This is based on our lower cost structure resulting from our operational excellence discipline, our investment in new products, applications and global markets, and our pursuit of strategic acquisitions to help drive IDEX's longer term profitable growth."

CONFERENCE CALL TO BE BROADCAST OVER THE INTERNET

IDEX will broadcast its first quarter earnings conference call over the Internet on Thursday, April 21, at 1:30 p.m. CDT. Chairman Dennis Williams, President and Chief Executive Officer Larry Kingsley, and Vice President and Chief Financial Officer Dominic Romeo will discuss the company's recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the presentation, which will be carried live on its Web site at www.idexcorp.com. Those who wish to listen should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. Investors also will be able to hear a replay of the call by dialing 866-430-4719 (or 203-369-0922 for international participants) and using the passcode "IDEX."

A NOTE ON EBITDA AND FREE CASH FLOW

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures. Management uses these non-GAAP financial measures as internal operating metrics. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "management believes," "the company believes," "the company intends," and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries - all of which could have a material impact on order rates and IDEX's results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

ABOUT IDEX

IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and stainless steel band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX."

       FOR FURTHER INFORMATION ON IDEX CORPORATION AND ITS BUSINESS UNITS,
               VISIT THE COMPANY'S WEB SITE AT WWW.IDEXCORP.COM.

IDEX CORPORATION
Add -4-

                                IDEX CORPORATION
                 Condensed Statements of Consolidated Operations
                     (in thousands except per share amounts)

                                                                                                     FIRST QUARTER ENDED
                                                                                                         MARCH 31, (a)
                                                                                                   2005              2004
-----------------------------------------------------------------------------------------------------------------------------
NET SALES                                                                                        $ 252,058         $ 214,600
COST OF SALES                                                                                      150,101           128,870
-----------------------------------------------------------------------------------------------------------------------------
GROSS PROFIT                                                                                       101,957            85,730
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                        61,262            54,444
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                                    40,695            31,286
OTHER INCOME - NET                                                                                     130                11
INTEREST EXPENSE                                                                                     3,879             3,436
-----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                                                          36,946            27,861
PROVISION FOR INCOME TAXES                                                                          13,301            10,169
-----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                                        $ 23,645          $ 17,692
=============================================================================================================================

EARNINGS PER COMMON SHARE:

BASIC EARNINGS PER COMMON SHARE                                                                   $    .47          $    .36

DILUTED EARNINGS PER COMMON SHARE                                                                 $    .45          $    .35
=============================================================================================================================


SHARE DATA:

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                    50,679            49,475

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                                                  52,383            51,279
=============================================================================================================================


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                                MARCH 31,       DECEMBER 31,
                                                                                                2005 (a)          2004 (a)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
  CURRENT ASSETS
    CASH AND CASH EQUIVALENTS                                                                  $     8,191       $     7,274
    RECEIVABLES - NET                                                                              132,168           119,567
    INVENTORIES                                                                                    125,884           126,978
    OTHER CURRENT ASSETS                                                                            12,924             7,419
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT ASSETS                                                                         279,167           261,238
  PROPERTY, PLANT AND EQUIPMENT - NET                                                              152,177           155,602
  GOODWILL - NET                                                                                   704,671           713,619
  INTANGIBLE ASSETS - NET                                                                           29,392            29,545
  OTHER NONCURRENT ASSETS                                                                           29,069            26,288
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                    $ 1,194,476       $ 1,186,292
=============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
    TRADE ACCOUNTS PAYABLE                                                                     $    72,926       $    71,405
    DIVIDENDS PAYABLE                                                                                6,143             6,105
    ACCRUED EXPENSES                                                                                68,275            70,745
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL CURRENT LIABILITIES                                                                    147,344           148,255
  LONG-TERM DEBT                                                                                   217,827           225,317
  OTHER NONCURRENT LIABILITIES                                                                      99,636            99,115
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL LIABILITIES                                                                            464,807           472,687
  SHAREHOLDERS' EQUITY                                                                             729,669           713,605
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                                    $ 1,194,476       $ 1,186,292
=============================================================================================================================

         SEE FOLLOWING PAGE FOR NOTES TO CONDENSED FINANCIAL STATEMENTS.

                                     -more-

IDEX CORPORATION
Add -5-



                                IDEX CORPORATION
                COMPANY AND BUSINESS GROUP FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)


                                                         FIRST QUARTER ENDED
                                                             MARCH 31, (a)
                                                        2005              2004
--------------------------------------------------------------------------------
PUMP PRODUCTS
  NET SALES                                           $146,298          $121,210
  OPERATING INCOME (b)                                  24,331            18,800
  OPERATING MARGIN                                        16.6%             15.5%
  DEPRECIATION AND AMORTIZATION                       $  4,126          $  3,859
  CAPITAL EXPENDITURES                                   3,584             3,733

DISPENSING EQUIPMENT
  NET SALES                                           $ 51,327          $ 41,619
  OPERATING INCOME (b)                                  11,578             7,896
  OPERATING MARGIN                                        22.6%             19.0%
  DEPRECIATION AND AMORTIZATION                       $  1,298          $  1,430
  CAPITAL EXPENDITURES                                     951               651

OTHER ENGINEERED PRODUCTS
  NET SALES                                           $ 55,572          $ 52,444
  OPERATING INCOME (b)                                  11,561            10,669
  OPERATING MARGIN                                        20.8%             20.3%
  DEPRECIATION AND AMORTIZATION                       $  1,564          $  1,432
  CAPITAL EXPENDITURES                                     791               844

COMPANY
  NET SALES                                           $252,058          $214,600
  OPERATING INCOME                                      40,695            31,286
  OPERATING MARGIN                                        16.1%             14.6%
  DEPRECIATION AND AMORTIZATION (c)                   $  7,877          $  7,628
  CAPITAL EXPENDITURES                                   5,707             5,348


--------------------------------------------------------------------------------

(a) Includes acquisitions of Systec (April 2004) and Scivex (May 2004) in the Pump Products Group and Dinglee (July 2004) in the Other Engineered Products Group from the dates of acquisition.

(b)  Group operating income excludes unallocated corporate operating expenses.

(c)  Excludes amortization of debt issuance expenses.